Exhibit 99

                   LaserSight Announces Change In Management

    WINTER PARK, Fla., Aug. 22 /PRNewswire-FirstCall/ -- LaserSight Incorporated (OTC Bulletin Board: LASE) announced today that on August 22, 2003, due to the Company's reorganization and streamlining of its operations, Mr. Michael R. Farris, will no longer serve as the Company's Chief Executive Officer and President and as a Director. Mr. Farris will pursue personal interests and will remain with the Company on a consulting basis available from time to time to assist the Company in transitional issues for a certain period of time.

    Commenting on Mr. Farris' departure, Xian Ding Weng, Chairman of the Board, said, "After Mike's nine years of leadership with LaserSight, we wish him well in his new pursuits. We believe that the Company will complete its reorganization and embark on a new path of recovery and growth in the near future."

    The Company is currently engaged in the process of determining a successor to the Chief Executive Officer position. Danghui ("David") Liu, Ph. D., Vice President of Product Development and Technical Marketing, was named Interim CEO.

    LaserSight(R) is a leading supplier of quality technology solutions for laser vision correction and has pioneered its patented precision microspot scanning technology since it was introduced in 1992. Its products include the LaserScan LSX(R) and the International AstraScan(R) precision microspot scanning systems, its international research and development activities related to the Astra family of products used to perform custom ablation procedures known as CustomEyes and its MicroShape(R) family of keratome products. The Astra family of products includes the AstraMax(R) diagnostic workstation designed to provide precise diagnostic measurements of the eye and CustomEyes AstraPro(R) software, a surgical planning tool that utilize advanced levels of diagnostic measurements for the planning of custom ablation treatments. In the United States, the Company's LaserScan LSX excimer laser system operating at 300 Hz is approved for the LASIK treatment of myopia and myopic astigmatism. The MicroShape(R) family of keratome products includes the UltraShaper(R) durable keratome and UltraEdge(R) keratome blades.

    This press release contains forward-looking statements regarding future events and future performance of the Company, including statements with respect to regulatory approvals and commercialization of products, all of which involve risks and uncertainties that could materially affect actual results. Such statements are based on Management's current expectations and actual results could differ materially. Investors should refer to documents that the Company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause the actual results to vary from current expectations and the forward looking statements contained in this press release. Such filings include, without limitation, the Company's Form 10-K, Form 10-Q and Form 8-K reports.


    For additional information please contact:
    Rich Confessore
    Chief Financial Officer
    LaserSight Incorporated
    6903 University Blvd
    Winter Park, FL 32792
    (407) 678-9900, Ext 117

    Visit us on the Internet at www.lase.com

SOURCE  LaserSight Incorporated
    -0-                             08/22/2003
    /CONTACT: Rich Confessore, Chief Financial Officer, LaserSight Incorporated, +1-407-678-9900, Ext. 117/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020514/LASELOGO
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, 888-776-6555 or 212-782-2840/
    /Web site:  http://www.lasetech.com/
    (LASE)

CO:  LaserSight Incorporated
ST:  Florida
IN:  HEA MTC OTC
SU:  PER